As filed with the Securities and Exchange Commission on May 9, 2011

Registration No. 333-02943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UCI MEDICAL AFFILIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2225346
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1818 Henderson Street,

Columbia, South Carolina 29201

(Address of Principal Executive Offices)

UCI Medical Affiliates, Inc. 1994 Incentive Stock Option Plan

(Full title of the plan)

D. Michael Stout, M.D.

Chief Executive Officer

UCI Medical Affiliates, Inc.

1818 Henderson Street, Columbia, South Carolina 29201

(803) 782-4278

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

UCI Medical Affiliates, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister all unsold shares of the Registrant’s common stock, par value $0.05 per share (“Common Stock”), registered for issuance under the Registration Statement on Form S-8, File No. 333-02943 (the “Registration Statement”), originally filed by the Registrant on April 29, 1996, pertaining to the registration of 750,000 shares of Common Stock relating to UCI Medical Affiliates, Inc. 1994 Incentive Stock Option Plan.

On May 6, 2011, Medical Benefit Solutions, Inc., a Delaware corporation (“Merger Sub”) and the owner of more than 90% of the outstanding shares of Common Stock, merged with and into the Registrant (the “Merger”) pursuant to the short form merger provisions of Section 253 of the General Corporation Law of the State of Delaware, with the Registrant as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned indirect subsidiary of Blue Cross and Blue Shield of South Carolina, a mutual insurance company organized under the laws of South Carolina and an independent licensee of the Blue Cross and Blue Shield Association, and the ultimate parent entity of Merger Sub.

As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statement. The Registrant is therefore filing this Post Effective Amendment to remove from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of South Carolina, on this 9th day of May, 2011.

UCI MEDICAL AFFILIATES, INC.

By:	/s/ D. Michael Stout, M.D.
Name: D. Michael Stout, M.D.
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ D. Michael Stout, M.D. D. Michael Stout, M.D.	President and Chief Executive Officer (principal executive officer)	May 9, 2011

/s/ Joseph A. Boyle, CPA Joseph A. Boyle, CPA	Executive Vice President and Chief Financial Officer, and Director (principal financial and accounting officer)	May 9, 2011

/s/ Harold H. Adams, Jr., CPCU Harold H. Adams, Jr., CPCU	Director	May 9, 2011

/s/ Charles M. Potok Charles M. Potok	Director	May 9, 2011

/s/ Thomas G. Faulds Thomas G. Faulds	Director	May 9, 2011

/s/ John M. Little, Jr., M.D., MBA John M. Little, Jr., M.D., MBA	Director	May 9, 2011

/s/ Timothy L. Vaughn, CPA Timothy L. Vaughn, CPA	Director	May 9, 2011

/s/ Jean E. Duke, CPA Jean E. Duke, CPA	Director	May 9, 2011

/s/ Ann Thomas Burnett Ann Thomas Burnett	Director	May 9, 2011